COMPARISON OF CHANGE IN VALUE OF $10,000 INVESTMENT IN
DREYFUS PREMIER WORLDWIDE GROWTH FUND, INC. CLASS A
SHARES AND CLASS B SHARES AND THE STANDARD & POOR'S 500
COMPOSITE STOCK PRICE INDEX

EXHIBIT A:
              DREYFUS       DREYFUS
             PREMIER        PREMIER      STANDARD
            WORLDWIDE     WORLDWIDE      & POOR'S
              GROWTH        GROWTH         500
 PERIOD        FUND          FUND       COMPOSITE
             (CLASS A      (CLASS B    STOCK PRICE
             SHARES)        SHARES)       INDEX*

 7/15/93          9,427        10,000        10,000
10/31/93          9,962        10,536        10,470
10/31/94         10,581        11,112        10,874
10/31/95         12,567        13,099        13,745
10/31/96         15,362        15,888        17,055
10/31/97         19,108        19,416        22,529


*Source: Lipper Analytical Services, Inc.